Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ConversionPoint Holdings, Inc.:

We consent to the use of our report dated July 20, 2018 with respect to the financial statements of SellPoints, Inc as of November 30, 2017 and December 31, 2016 and for the period from January 1, 2017 through November 30, 2017 and the year ended December 31, 2016, included in this Registration Statement on Form S-4 of ConversionPoint Holdings, Inc, dated December 17, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Frank, Rimerman & Co. LLP

San Francisco, California
December 17, 2018